EXHIBIT 21

  List of Subsidiaries of Computer Outsourcing Services, Inc.
                     As of October 31, 1998

MICR Corporate Services, a New York corporation.

MCC Key Services, Inc., a New Jersey corporation

The following four companies, comprising the Payroll Division, were sold on December 19, 1997.

     Daton Pay USA, Inc. (formerly Daton Data Processing Services, Inc.), a California corporation.

     NEDS, Inc. (formerly New England Data Services, Inc.), a New York corporation.

     Pay USA of New Jersey, Inc.(formerly Delta Acquisition, Inc.), a New York corporation.

     Key-ACA, Inc., a Delaware corporation.